Exhibit 10.2

Procera Networks, Inc.

EXECUTIVE EMPLOYMENT AGREEMENT
for
JAMES F. BREAR

This Executive Employment Agreement (“Agreement”) by and between James F. Brear (“Executive”) and Procera Networks, Inc. (the “Company”) (collectively, the “Parties”) is entered into on February 11, 2008 (the “Effective Date”).

Whereas, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services;

Whereas, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.	Employment by the Company.

1.1          Position.  Subject to terms and conditions set forth herein, the Company agrees to employ Executive in the position of Chief Executive Officer and President of the Company, and to appoint Executive as a member of the Company’s Board of Directors (the “Board”), and Executive hereby accepts such employment and appointment.  During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.  Executive’s first date of employment is February 6, 2008 (the “Commencement Date”).

1.2          Duties and Location.  Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with Executive’s then current title, consistent with the bylaws of the Company and as required by the Board.  Executive shall report to the Board.  Executive’s primary office location shall be a location mutually acceptable to both the Executive and the Company.  The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time as agreed to by Executive, and to require reasonable business travel.

1.3          Policies and Procedures.  The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.	Compensation.

2.1          Salary.  For services to be rendered hereunder, Executive shall receive an annual salary at the rate of $240,000.00 (the “Base Salary”), subject to payroll withholding and deductions and payable in accordance with the Company’s regular payroll schedule.  Executive’s Base Salary shall be reviewed annually and may be increased as approved by the Board in its sole discretion.

2.2          Initial Performance Bonus.  Executive shall earn a bonus of fifty percent (50%) of his Base Salary (the “Initial Bonus”) after his first six months of employment, provided Executive remains an active employee through such time.  Except as otherwise provided in Section 5, Executive will not earn any Initial Bonus if Executive’s employment terminates for any reason before the Initial Bonus is earned by him.  The Initial Bonus, if earned, shall be paid within one month after the end of the six month anniversary of the Commencement Date.

2.3          Annual Bonus.  Executive will be eligible to earn an annual discretionary bonus with a target amount equal to eighty percent (80%) of his Base Salary; provided that for calendar year 2008, this potential bonus shall be prorated over the time between the end of the first six (6) months of employment (as contemplated in Section 2.2 above) and the end of calendar year 2008.  The annual bonus shall be based on a set of objectives mutually agreed to by Executive and the Board (or an executive or compensation committee thereof) within the first thirty days of each calendar year; provided however that with respect to calendar 2008, such objectives may be set within the first 90 days of employment. The amount of the annual bonus actually earned shall be determined by the Board based upon a good faith, objective determination of Executive’s achievement of the previously agreed to objectives (the “Annual Bonus”).  Since the Annual Bonus is intended both to reward past Company and Executive performance and to provide an incentive for Executive to remain with the Company, Executive must remain an active employee through the date that any such Annual Bonus is paid to him in order to earn any such bonus.  Except as otherwise provided in Section 5, Executive will not earn any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before the Annual Bonus is paid to him.  Any earned Annual Bonus shall be paid not later than March 15th of the year following the calendar as to which performance was measured.

2.4          Equity Compensation.  Executive shall be granted an option to purchase 2,250,000 shares of the Company’s Common Stock (the “Option”), having an exercise price equal to the closing price of the Common Stock as quoted on the American Stock Exchange on date of grant.  The Option will be subject to the terms and conditions of the Company’s 2007 Equity Incentive Plan (the “Plan”).  Except as otherwise provided herein, the Option will vest and become exercisable over four (4) years, with twenty-five percent (25%) of the shares covered by the Option vesting and becoming exercisable on the one year anniversary of the Commencement Date, and the remaining shares covered by the Option vesting and becoming exercisable in thirty-six (36) equal monthly installments thereafter, as long as the Executive remains in continuous service with the Company (as defined in the Plan).  The Option shall be governed by the terms and conditions set forth in the Plan, and in the applicable stock option agreement and grant document.

2.5          Standard Company Benefits.  Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans which may be in effect from time to time and provided by the Company to its employees generally.

3.	Confidential Information Obligations.

3.1          Confidential Information Agreement.  As a condition of employment, Executive agrees to execute and abide by the Employee Confidential  Information and Inventions Assignment Agreement attached hereto as Exhibit A.

3.2          Third Party Agreements and Information.  Executive represents and warrants that Executive’s employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement.  Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, which would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party.  During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

4.	Outside Activities During Employment.

4.1          Non-Company Business.  Except with the prior written consent of the Board, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor.  Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

4.2          No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, except as a passive investor in mutual or exchange traded funds.

5.	Termination Of Employment.

5.1          At-Will Relationship.  Executive’s employment relationship is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.

5.2          Termination without Cause; Resignation for Good Reason.  If, at any time, the Company terminates Executive’s employment without Cause (as defined herein), or Executive resigns with Good Reason (as defined herein), and Executive executes and delivers the Separation Date Release of all claims set forth as Exhibit B hereto within the timeframe set forth therein and allows such release to become effective, then the Company will provide Executive with the following severance benefits:

(a)          Cash Severance.  The Company shall pay Executive severance in the form of continuation of Executive’s Base Salary in effect on Executive’s last day of employment (the “Separation Date”) for a period of six (6) months after Executive’s termination.  This severance shall be paid in substantially equal installments on the Company’s regular payroll schedule (subject to standard deductions and withholdings) over the six (6) month period following the Separation Date: provided, however, that no payments will be made prior to the effective date of the release of claims.  On the first payroll date following the effective date of the release, the Company will pay Executive the payments that Executive would have received on or prior to such date in a lump sum under the original schedule but for the delay in effectiveness of the release, with the balance of the cash severance being paid as originally scheduled.

(b)          Bonus.  The Company shall pay Executive the full amount of his Initial Bonus, if it has not previously been paid.  The Company shall also pay Executive the full amount of any Annual Bonus awarded for the completed calendar year preceding the employment termination, if it has not already been paid.  Finally, the Company shall pay Executive a payment equal to the product of (i) his Annual Bonus for the calendar year in which his employment terminates, with the amount of the Annual Bonus determined in good faith based on year to date performance and expected  Company performance in the balance of the year, and (ii)  a fraction, the numerator of which is the number of days of his employment in such calendar year prior to the Separation Date and the denominator of which is 365.  All amounts payable under this Subsection (b) shall be paid in a lump sum on the first regularly scheduled payroll pay date following the effective date of his release.

(c)          Continued Health Insurance Coverage.  To the extent provided by the federal continuation of coverage law or, if applicable, state laws of similar effect (collectively, “COBRA”), and by the Company’s then-current group health insurance policies, Executive may be eligible to continue Executive’s then-current group health insurance benefits after the termination of his employment.  If Executive timely elects such COBRA coverage for himself and/or his eligible dependents, and provided Executive continues to pay the portion of the premiums then-paid by active employees for similar coverage, then the Company shall pay the remaining portion of the COBRA premiums for the first six (6) months of such coverage, or until such earlier date on which Executive and/or his eligible dependents cease to be eligible for COBRA coverage.  Executive shall notify the Company immediately if he and/or his eligible dependents become covered by a medical, dental or vision insurance plan of a subsequent employer or otherwise cease to be eligible for COBRA coverage.

(d)          Accelerated Vesting.  In the event the Company terminates Executive’s employment without Cause, or Executive resigns with Good Reason, in either case within twelve (12) months after a Change in Control (as defined below), then the Company will accelerate the vesting of any outstanding equity awards then-held by Executive such that one hundred percent (100%) of the then-unvested shares subject to each such award shall become fully vested and exercisable as of Executive’s Separation Date.

5.3          Termination for Cause; Resignation Without Good Reason.  If the Company terminates Executive’s employment with the Company for Cause, or Executive resigns without Good Reason, then Executive will not be entitled to any further compensation from the Company (other than accrued salary, and accrued and unused vacation, through Executive’s last day of employment), including severance pay, pay in lieu of notice or any other such compensation.

5.4          Termination Due to Death or Disability.

(a)          Death.  This Agreement and Executive’s employment shall terminate immediately upon Executive’s death and Executive’s estate shall not be entitled to any further compensation from the Company (other than accrued salary, and accrued and unused vacation, through Executive’s last day of employment), including severance pay, pay in lieu of notice or any other such compensation.

(b)          Disability.  If Executive is incapacitated by accident, sickness or otherwise such that Executive is incapable of performing the services set forth in Section 1.1 herein for at least sixty (60) consecutive days or at least ninety (90) days within a period of one hundred and  eighty (180) consecutive days, and such incapacity is certified by a qualified medical doctor, then this Agreement and Executive’s employment shall terminate.  In such an event, Executive and/or Executive’s legal representatives shall not be entitled to any further compensation from the Company (other than accrued salary, and accrued and unused vacation, through Executive’s last day of employment), including severance pay, pay in lieu of notice or any other such compensation.

5.5           Section 409A Compliance.  The parties intend that the severance benefits provided under Section 5.2 above (the “Severance”) satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code (together with any state laws of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that the Severance constitutes “deferred compensation” under Section 409A, and if Executive is a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance shall be delayed as follows:  on the earlier to occur of (i) the date that is six months and one day after the date of separation of service or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance had not been delayed pursuant to this paragraph and (B) commence paying the balance of the Severance in accordance with the payment schedule set forth above.   It is intended that each payment made pursuant to Section 5.2 is a separate payment (as defined in Treasury Regulations Section 1.409A-2(b)(2)) from any other payments made pursuant to this Agreement for purposes of the “short term deferral rule” under Treasury Regulations Section 1.409A-1(b)(4).

5.6          Limitation on Payments.  In the event that the payments or other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either (a) delivered in full, or (b) delivered to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  If a reduction in payments or benefits constituting “parachute payments” is necessary pursuant to the foregoing provision, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5.6 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes and may be relied upon by the Company.  For purposes of making the calculations required by this Section 5.6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code.  The Company and Executive shall further to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5.6.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.6.

5.7	Definitions.

(a)           For purposes of this Agreement, “Cause” shall mean any one or more of the following:

(i)         Executive’s indictment or conviction of, or plea of guilty or no contest to, any felony or any crime involving dishonesty;

(ii)        Executive’s participation in any fraud or other act of willful misconduct against the Company (including any material breach of Company policy that causes or reasonably could cause harm to the Company);

(iii)       Executive’s refusal to comply with any lawful directive of the Company or the Board;

(iv)        Executive’s material breach of Executive’s fiduciary, statutory, contractual, or common law duties to the Company (including any material breach of this Agreement or the Confidential Information and Inventions Agreement); or

(v)         Conduct by Executive which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

Provided, however, that in the event that any of the foregoing events is reasonably capable of being cured, the Company shall, within twenty (20) days after the discovery of such event, provide written notice to the Executive describing the nature of such event and Executive shall thereafter have ten (10) business days to cure such event.

(b)         For purposes of this Agreement, Executive shall have “Good Reason” for Executive’s resignation if: (w) any of the events listed below occurs without Executive’s consent; (x) Executive notifies the Company in writing, within  ninety  (90) days after the occurrence of such event that Executive intends to terminate his employment for Good Reason and specifies the basis therefore; (y) the Company does not cure such condition within thirty  (30) days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition, and (z) the Executive’s resignation from employment is effective within  ten (10) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so:

(i)         the assignment to Executive of any duties or responsibilities which result in the material diminution of Executive’s authority, duties or responsibility; provided however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring corporation will not by itself result in a material diminution of Executive’s authority, duties or responsibility.

(ii)        a material reduction by the Company in Executive’s annual base salary, except to the extent the base salaries of all other executive officers of the Company are accordingly reduced;

(iii)       a relocation of Executive’s place of work, or the Company’s principal executive offices if Executive’s principal office is at such offices, to a location that increases Executive’s daily one-way commute by more than thirty-five (35) miles; or

(iv)        any material breach by the Company of any material provision of this Agreement, including but not limited to Section 7.7.

(c)          For purposes of this Agreement, “Change in Control” shall be deemed to have occurred if, in a single transaction or series of related transactions: (i) any person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), or persons acting as a group, other than a trustee or fiduciary holding securities under an employment benefit program, is or becomes a “beneficial owner” (as defined in Rule 13-3 under the Exchange Act), directly or indirectly of securities of the Company representing 51% or more of the combined voting power of the Company, (ii) there is a merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, or (iii) all or substantially all of the Company’s assets are sold.

6.	Arbitration.

To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Jose, California, conducted by JAMS under the then applicable JAMS rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law.  The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law.  Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

7.	General Provisions.

7.1          Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

7.2          Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

7.3          Waiver.  Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4          Complete Agreement.  This Agreement, including Exhibit A, constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter.  It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by the Executive and a duly authorized officer of the Company.

7.5          Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6          Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7          Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.  The Company shall obtain the assumption of this Agreement by any successor or assign of the Company.

7.8          Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

In Witness Whereof, the parties have executed this Agreement.

Procera Networks, Inc.

By:	/s/ Thomas H. Williams
Thomas H. Williams
iCEO and CFO

February 11, 2008
Date:

Understood and Agreed:

Executive

By:	/s /James F. Brear
James F. Brear

Date:	February 11, 2008

Agreed-to Commencement Date:	February 6, 2008	JB:	TW:

Exhibit B

Separation Date Release

(To be signed on or within 21 days after the employment termination date.)

In exchange for the severance benefits to be provided to me by Procera Networks, Inc. (the “Company”) pursuant to the terms of my Executive Employment Agreement (the “Agreement”), I hereby provide the following General Release of Claims (the “Release”).  I understand that, on the last date of my employment with the Company, the Company will pay me any accrued salary to which I am entitled by law, regardless of whether I sign this Release, but I am not entitled to any severance benefits unless I sign and return this Release to the Company and I allow it to become effective.

I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that I sign this Release.

This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including claims based on or arising under the Agreement); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Labor Code (as amended), the California Family Rights Act, and the California Fair Employment and Housing Act (as amended).

I understand that notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement to which I am a party, the charter, bylaws, or operating agreements of any of the Released Parties, or under applicable law; or (ii) any rights which are not waivable as a matter of law.  In addition, I understand that nothing in this release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I acknowledge and agree that I shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I am already entitled.  I further acknowledge that I have been advised by this writing that:  (1) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (2) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (3) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (4) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of revocation to the Company’s Board of Directors; and (5) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it provided that I do not revoke it (the “Effective Date”).

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I further agree: (1) not to disparage the Company, its parent, or its or their officers, directors, employees, shareholders, affiliates and agents, in any manner likely to be harmful to its or their business,  business reputation, or personal reputation (although I may respond accurately and fully to any question, inquiry or request for information as required by legal process); (2) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents; and (3) to reasonably cooperate with the Company, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with the Company’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of my employment by the Company.

By:
	James F. Brear	Date